CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ARIS INDUSTRIES, INC.

               (Under Section 805 of the Business Corporation Law)


     We,  the  undersigned,   being  the  President  and  Assistant   Secretary,
respectively, of Aris Industries, Inc., hereby certify that:

     FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is ARIS INDUSTRIES, INC.

     SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on March 6, 1947 under the name Uniroy of Hempstead, Inc. The Restated Certificate of Incorporation of the Corporation was filed on June 30, 1993.

     THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to increase the number of shares of common stock, par value $.01 per share, that the Corporation is authorized to issue, from 50,000,000 to 100,000,000 shares.

     FOURTH: To accomplish the foregoing amendment, Article "THIRD" of the Certificate of Incorporation of the Corporation with respect to capital stock of the Corporation is amended by deleting Paragraphs 1(a) and (b) and replacing them with the following:

          1. The aggregate number of shares of the capital stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of:



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          (a) One Hundred  Million  (100,000,000)  shares of Common  Stock,  par value $.01 per share (the "Common Stock"); and

          (b) Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

     FIFTH: The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the Board of Directors of the Corporation, at a duly called and convened meeting on April 12, 1999, followed by the affirmative vote of a majority of all outstanding shares of the Corporation entitled to vote at a duly called and convened meeting of shareholders on June 17, 1999.

     IN WITNESS WHEREOF, we have subscribed this document on the set forth below, and do hereby affirm, under the penalty of perjury on this 27th day of July, 1999.


                                        ---------------------------------------
                                        David Fidlon, President



                                        ---------------------------------------
                                        Robert W. Forman, Assistant Secretary